Exhibit 99.1

Cinedigm Announces Strategic Alliance with Leading Chinese Entertainment Company
Starrise Media to Release Films In China and North America

Strategic Alliance Provides Potential for Joint Chinese/American Film Co-Productions

LOS ANGELES-- Cinedigm Corp. (NASDAQ: CIDM) ( “Cinedigm”) today announced a strategic alliance with leading Chinese entertainment company Starrise Media Holdings Limited (“Starrise Media”) to release films in China theatrically and to digital platforms. Reciprocally, the alliance also paves the way for Cinedigm distribution of Chinese films in the North
American marketplace. In addition to selectively releasing quality films theatrically, this new arrangement contemplates the release of hundreds of films into the home entertainment marketplaces in China and North America, with particular focus on digital platforms.

In addition, the two companies will evaluate opportunities to jointly produce Chinese/American film co-productions to take further advantage of this groundbreaking alliance.

This alliance will create the opportunity for both Cinedigm and Starrise to have unique access to the two biggest entertainment marketplaces in the world. Each company will contribute its considerable expertise in local content evaluation and acquisitions, key talent relationships in each territory and quality, comprehensive entertainment distribution and marketing services. While the initial focus of the alliance will be on premium feature films for each territory, future plans may also include television and short form content as well as providing content to and servicing new OTT Channel deployments with other key partners in China and in North America, where Cinedigm already has a significant and growing OTT footprint and plans to launch new Chinese content channels.

Hanks He, Executive Director of Starrise Media, will lead Starrise in this alliance. Chun Chen, who recently joined Cinedigm as the Company’s China Representative and is based there, will also help coordinate the activities of the two companies. Starrise is a public company listed on the main board of the Stock Exchange of Hong Kong Limited (stock code: 01616). It mainly invests in film, television and other short form content. Starrise distributes film content theatrically and to all key media platforms in China and is committed to significantly growing its investment in entertainment content for the rapidly expanding Chinese theatrical and digital marketplaces.

Through this agreement, Cinedigm will be one of a select few American companies with access to the lucrative Chinese theatrical market, where US-produced content generated $3.26 billion dollars at the box office from just 64 releases in 2017 (1). In addition, Cinedigm will gain access to the fast-growing streaming content sector in the country, which generated $7.7 billion in video ad revenues and $1.3 billion in subscription revenues from 535 million video consumers (2).

“We are very pleased with this new strategic alliance,” said Chris McGurk, Cinedigm Chairman and CEO. “Following last year’s key investment by Bison Capital in Cinedigm that greatly strengthened our balance sheet and opened the door to significant opportunities in China, this deal with Starrise is an important step in implementing our plan to become the first true China/North American studio, strongly and uniquely positioned for high quality content distribution and OTT channels and services in both hugely important territories. We believe Starrise, under the strong and experienced leadership of Hanks He, is the perfect partner for our initial expansion into China and for implementing other important entertainment initiatives there in the future.”

“We are very pleased to be working with Cinedigm in this ambitious partnership. We believe Cinedigm’s unique position in the entertainment marketplace as the leader in independent content distribution, coupled with their significant experience in OTT channels and digital aggregation, serve as the perfect complement to our strengths in premium content production and distribution in China,” said He. “We look forward to great success with Cinedigm in both China and the US.”

The partnership with Starrise Media follows the recent significant investment in Cinedigm by Bison Capital, a China-based investment company with a focus on the media and entertainment, healthcare and financial service industries. Founded by Mr. Peixin Xu in 2014, Bison Capital has made multiple investments in film and TV production, film distribution and entertainment-related mobile Internet services.

Leveraging its unique OTT and independent content distribution capabilities, Cinedigm has been working closely with Bison to develop plans and forge partnerships to release entertainment content and develop OTT channels in China while, reciprocally, releasing Chinese content and new OTT channels in North America.

About Cinedigm

Cinedigm powers custom content solutions to the world’s largest retail, media and technology companies. We provide premium feature films and series to digital platforms including iTunes, Netflix, and Amazon, cable and satellite providers including Comcast, Dish Network and DirecTV, and major retailers including Walmart and Target. Leveraging Cinedigm’s unique capabilities, content and technology, the Company has emerged as a leader in the fast-growing over-the-top channel business, with four channels under management that reach hundreds of millions of devices while also providing premium content and service expertise to the entire OTT ecosystem. Learn more about Cinedigm at www.cinedigm.com

Cinedigm™ and Cinedigm Digital Cinema Corp™ are trademarks of Cinedigm Corp. www.cinedigm.com. [CIDM-G]

1)	Forbes

2)	Statista/Bison

Safe Harbor Statement

Investors and readers are cautioned that certain statements contained in this document are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). Forward-looking statements include statements that are predictive in nature, which depend upon or refer to future events or conditions, which include words such as "expects," "anticipates," "intends," "plans," "could," "might," "believes," "seeks," "estimates" or similar expressions. In addition, any statements concerning completion of the transactions described in this document, future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, and possible future actions, which may be provided by Cinedigm's management, are also forward-looking statements as defined by the Act. Forward-looking statements are based on current expectations and projections about future events and are subject to various risks, uncertainties and assumptions about Cinedigm, its technology, economic and market factors and the industries in which Cinedigm does business, among other things. These statements are not guarantees of future performance and Cinedigm undertakes no specific obligation or intention to update these statements after the date of this release.

Contacts

Cinedigm
Jill Newhouse Calcaterra
310-466-5135
jcalcaterra@cinedigm.com